Exhibit 10

MEMORANDUM

To:	Gary M. Cohen

From:	Donna M. Boles

Date:	December 20, 2012

Re:	MDG Health Alliance (“MDGHA”)

This memorandum is regarding your time spent working with MDGHA, as outlined in the November 19 letter from Raymond Chambers. It is our intention that this arrangement be in effect for eighteen months, with the understanding that the arrangement may be terminated by BD, MDGHA or you at any time if circumstances change or a party determines that it is not working to their satisfaction. BD plans to conduct an initial review of the arrangement after six months to see that it is working as intended.

In addition, during the period you spend working with MDGHA, you will need to adhere to the following guidelines:

•	You will seek to serve one organization at a time, even when you believe that the interests of BD and MDGHA are fully aligned.

•	In doing so, you will seek to maintain clarity about which organization you are serving and on whose behalf you are acting.

•	You will recuse yourself from making or influencing any decisions at MDGHA that may impact the interests of BD and vice versa.

•	You will not commit BD funds for the benefit of MDGHA or use your position at BD to influence others to do so.

•	You will consult with the BD Law Group whenever you have questions about a potential conflict arising from your role with MDGHA.

Please let me know if you have any questions regarding these guidelines.